Exhibit (d)(v)

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282	ROYAL BANK OF CANADA RBC CAPITAL MARKETS, LLC 200 Vesey Street New York, NY 10281

CONFIDENTIAL

Hearts Parent, LLC

c/o General Atlantic Service Company, L.P.

Park Avenue Plaza
55 East 52nd Street, 33rd Floor
New York, NY 10055
Attention: Justin Kotzin; Graham Robertson

and

c/o Stone Point Capital LLC

20 Horseneck Lane
Greenwich, CT 06830
Attn: Andrew R. Reutter

February 15, 2024

Project Hearts
Incremental Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA (“Goldman” or the “Lead Left Arranger”) and Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets, LLC1 (“RBCCM” and, together with Royal Bank, “RBC” and, together with Goldman and any Additional Commitment Party (as defined below), collectively, the “Commitment Parties”, “we” or “us”) that Hearts Parent, LLC, a Delaware limited liability company (“you”), formed at the direction of General Atlantic Service Company, L.P. and its affiliates (collectively, “GA”) and Stone Point Capital LLC and its affiliates (collectively, “Stone Point” and, together with GA, the “Sponsors” and each a “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly, the equity interests of certain entities and assets previously identified to us by you as “Hearts” (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”) or, if applicable, in the Existing Credit Agreement (as defined in Exhibit B).

You have further advised us that, in connection therewith, (1) it is intended that the financing for the Transactions will include (i) an incremental first lien term loan facility described in the Term Sheet, in an aggregate principal amount of up to $250.0 million (plus, at the Borrower’s election, an amount sufficient to fund any upfront fees or OID required to be funded due to the exercise of the Market Flex Provisions in the Fee Letter (as defined below)) (the “Incremental Facility”) and (2) you may, in your sole discretion, request the Borrower to seek certain amendments to the Existing Credit Agreement as set out more particularly on Annex I to Exhibit B hereto (the “Potential Amendments”).

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

In connection with the foregoing, each of Goldman and Royal Bank (collectively, with any Additional Commitment Party, the “Initial Incremental Lenders”) is pleased to advise you of its several and not joint commitment to provide 50% and 50%, respectively, of the Incremental Facility (and hereby commits to provide the corresponding proportion of any increase or differing amounts required due to the exercise of the Market Flex Provisions in the Fee Letter), subject only to the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in the Summary of Additional Conditions attached hereto as Exhibit C. The Initial Incremental Lenders, together with any Additional Commitment Parties, are referred to herein as the “Initial Incremental Lenders” and each individually as an “Initial Incremental Lender”.

It is agreed that each of Goldman and RBCCM will act as a lead arranger and joint bookrunner for the Incremental Facility (in such capacity, together with any Additional Commitment Party appointed in accordance with the terms of this Commitment Letter, the “Lead Arrangers”). It is further agreed that Goldman shall have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental Facility.

In addition, it is agreed that each Lead Arranger shall, if requested by you in your sole discretion, solicit consent to the Potential Amendments and shall use its reasonable best efforts to obtain the requisite consent to the Potential Amendments required pursuant to the Existing Credit Agreement. Notwithstanding anything to the contrary herein, you acknowledge and agree that this Commitment Letter (a) is not a guarantee with respect to the successful outcome of obtaining the requisite consents for the Potential Amendments and (b) does not create an obligation on the part of any Commitment Party or Lead Arranger to purchase any loans or commitments (or to pay any fees) in respect of the Existing Credit Agreement in order to obtain the necessary consents required to achieve the effectiveness of the Potential Amendments.

Within 15 business days after the Acceptance Date (as defined below) (or 15 business days after the Acceptance Date with respect to funds or other investment vehicles advised or managed by entities affiliated or associated with any Sponsor (each, a “Sponsor Related Arranger”)) (or in each case, such later date as agreed by the Lead Left Arranger), you may appoint additional joint lead arrangers, joint bookrunners, agents, co-agents or co-managers, including a Sponsor Related Arranger (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) or confer other titles in respect of the Incremental Facility in a manner and with economics determined by you (it being understood that to the extent you appoint Additional Commitment Parties or confer other titles in respect of the Incremental Facility, the economics allocated to, and the amount of the commitments of, each Commitment Party in respect of the Incremental Facility will be ratably reduced by the economics allocated to and the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party”, “Lead Arranger” and “Initial Incremental Lender” hereunder and under the Fee Letter); provided that (i) the Sponsor Related Arrangers shall be entitled to no more than 33-1/3% of the economics of the Incremental Facility, (ii) the Initial Incremental Lenders on the date hereof shall have not less than 50% of the total economics for the Incremental Facility on the Closing Date (as defined below) and (iii) any Additional Commitment Party shall assume a proportion of the commitments in respect of the Incremental Facility equal to the proportion of the economics allocated to such Additional Commitment Party in respect of the Incremental Facility. Except as provided in this paragraph, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any Additional Commitment Party) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Incremental Facility unless you and the Commitment Parties shall so agree. The respective commitments of each Initial Incremental Lender and any Additional Commitment Party shall be several and not joint.

The Lead Arrangers reserve the right, prior to or after the execution of the Credit Documentation (as defined in Exhibit B), which the Lead Arrangers agree will be initially drafted by your counsel, to syndicate all or a portion of the Initial Incremental Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to them and you with respect to the identity of such lenders (your consent not to be unreasonably withheld or delayed) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Initial Incremental Lenders, the “Lenders”); provided that, notwithstanding each Lead Arranger’s right to syndicate the Incremental Facility and receive commitments with respect thereto, it is agreed that, other than in connection with any assignment to an Additional Commitment Party: (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Incremental Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and/or the date of the initial funding under the Incremental Facility and, if applicable, the effectiveness of the Potential Amendments (the date of such funding, the “Closing Date”) shall not be a condition to such Initial Incremental Lender’s commitments or the funding of the Incremental Facility on the Closing Date or, if applicable, soliciting consent to the Potential Amendments; (ii) except as provided above with respect to appointment of Additional Commitment Parties, and upon the joinder of such Additional Commitment Party as an Initial Incremental Lender pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Commitment Party, no Initial Incremental Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Incremental Facility on the Closing Date) in connection with any syndication, assignment or participation of the Incremental Facility, including its commitments in respect thereof, until after the initial funding of the Incremental Facility has occurred; (iii) no assignment or novation (except as contemplated in the immediately preceding clause (ii)) shall become effective with respect to all or any portion of any Initial Incremental Lender’s commitments in respect of the Incremental Facility until after the initial funding of the Incremental Facility; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; and (v) we will not syndicate our commitments to Disqualified Lenders (as defined in the Existing Credit Agreement), provided that in no event shall any notice given under the provisions of this clause (v) apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations prior to the receipt of such notice.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that the Initial Incremental Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Incremental Facility and in no event shall the commencement or successful completion of syndication of the Incremental Facility constitute a condition to the availability of the Incremental Facility on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution by each party of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Incremental Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arrangers, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date (such earlier date, the “Syndication Date”), in seeking to complete a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of each Sponsor and, to the extent not in contravention of the terms of the Acquisition Agreement, the Company, (b) direct contact between senior management, representatives and advisors of you and the Sponsors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement, to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and places mutually agreed upon, (c) your and the Sponsors’ assistance, and your using commercially reasonable efforts to cause the Company to assist, to the extent not in contravention of the terms of the Acquisition Agreement, in the preparation of customary confidential information memoranda for the Incremental Facility (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, in each case, in a form customarily delivered in connection with senior secured bank financings of the Sponsors in the United States, (d) using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating in respect of the Borrower from each of S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for the Incremental Facility from each of S&P and Moody’s, in each case, prior to the launch of general syndication, (e) the hosting, with the Lead Arrangers, of no more than two calls with prospective Lenders at times and locations to be mutually agreed upon and (f) your ensuring (and with respect to the Company and its subsidiaries, to the extent not in contravention of the terms of the Acquisition Agreement, your using commercially reasonable efforts to ensure) that, prior to the later of the Closing Date and the Syndication Date, there shall be no competing issues of debt securities or commercial bank or other credit facilities (other than the Incremental Facility) of you, the Company or any of their respective subsidiaries being offered, placed or arranged if such debt securities or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Incremental Facility (it is understood and agreed that any deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financings or indebtedness permitted to be incurred or remain outstanding by the Acquisition Agreement will not be deemed to materially impair the primary syndication of the Incremental Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Incremental Facility on the Closing Date. Your obligations in this Commitment Letter to use commercially reasonable efforts to cause the Company or its management to take (or refrain from taking) any action will not require you to take action that is not practical, appropriate or reasonable in light of the circumstances or in contravention of the terms of the Acquisition Agreement.

The Lead Arrangers, in their capacities as such, will, in consultation with you, manage all aspects of any syndication of the Incremental Facility, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders from the amounts to be paid to the Commitment Parties pursuant to this Commitment Letter and the Fee Letter. To assist the Lead Arrangers in their syndication efforts, you agree promptly to assist (including using your commercially reasonable efforts to cause the Company to assist) in the preparation of a customary confidential information memorandum and other customary marketing materials to be used in connection with the syndication of the Incremental Facility, subject to the limitations on your rights to request information concerning the Company and its subsidiaries as set forth in the Acquisition Agreement and limited in the case of financial statements to the financial statements specified in paragraph 4 of Exhibit C. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its respective subsidiaries or affiliates or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates (and, to the extent practicable and not prohibited by applicable law, rule or regulation, you will promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Incremental Facility on or prior to the Closing Date shall be those required to be delivered pursuant to paragraph 4 of Exhibit C.

You hereby represent and warrant that (in the case of Information (as defined below) regarding the Company and its subsidiaries and its and their respective businesses, to your knowledge), (a) all written information and written data (such information and data, other than (i) the projections (such projections, including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on your behalf (at your direction), taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on your behalf (at your direction) have been or will be, at the time of delivery, prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be (with respect to the Company and its subsidiaries and its and their respective businesses, to your knowledge) incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to the Company and its subsidiaries and its and their respective businesses, to your knowledge) such representations and warranties remain true in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations. In arranging and syndicating the Incremental Facility, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, Holdings, the Borrower, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you were a public reporting company (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”) and who may be engaged in investment and other market-related activities with respect to you, Holdings, the Borrower, the Company, any of your or its respective subsidiaries or the respective securities of any of the foregoing) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

If reasonably requested by the Lead Arrangers you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used in connection with the syndication of the Incremental Facility that includes only Public Side Information with respect to you, Holdings, the Borrower, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders in a form customarily included in the Confidential Information Memorandum for senior secured bank financings of portfolio company affiliates of the Sponsors in the United States, that contain the representations set forth in the second preceding paragraph (and represent that the additional version of the Confidential Information Memorandum contains only Public Side Information with respect to you, Holdings, the Borrower, the Company, your or its respective subsidiaries and the respective securities of any of the foregoing (other than as set forth in the following paragraph)) and each version of the Confidential Information Memorandum shall exculpate you, your equity holders, Holdings, the Borrower, each Sponsor, the Company and your and their respective subsidiaries and affiliates and us with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

You agree, at the request of the Lead Arrangers, to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheet, (b) interim and final drafts of the applicable Credit Documentation, (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Incremental Facility. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your consent.

As consideration for the commitments of the Initial Incremental Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Incremental Facility and, if applicable, the Potential Amendments (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The several commitments of the Initial Incremental Lenders hereunder to fund the Incremental Facility on the Closing Date and the several agreements of the Lead Arrangers to perform the services described herein are subject solely to the applicable conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Incremental Facility shall occur and, if applicable, the Potential Amendments shall become effective (subject to obtaining the requisite consents therefor), it being understood that there are no conditions (implied or otherwise) to the commitments hereunder and there will be no conditions (implied or otherwise) under the Credit Documentation to the funding of the Incremental Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Documentation, other than those that are expressly stated in Exhibit C hereto. Nothing in the Credit Documentation shall increase or expand such conditions.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Existing Credit Agreement, the Credit Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Incremental Facility on the Closing Date shall be (A) such of the representations and warranties made by the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Initial Incremental Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement pursuant to Section 8.1(e) of the Acquisition Agreement (or otherwise decline to consummate the Acquisition pursuant to Section 7.2(a) of the Acquisition Agreement without any liability) as a result of a breach of any such representations and warranties in the Acquisition Agreement (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Incremental Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral (as defined in the Existing Credit Agreement) acquired in the Acquisition (if any) is not or cannot be provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral (if any) shall not constitute a condition precedent to the availability and funding of the Incremental Facility on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing pursuant to Section 9.11 of the Existing Credit Agreement (or such longer period, as may be agreed by the Administrative Agent in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and, to the extent applicable, the Guarantors to be set forth in the Credit Documentation relating to the corporate or other organizational existence of the Borrower and, to the extent applicable, the Guarantors, power and authority, due authorization, execution, delivery and enforceability, in each case related to entry into and performance of, the Credit Documentation; the incurrence of the loans and the provision of the Guarantees, in each case under the Incremental Facility, and the granting of the security interests in the Collateral to secure the Incremental Facility, not conflicting with the Borrower’s and, to the extent applicable, the Company’s and the Guarantors’ constitutional documents (after giving effect to the Acquisition); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the Existing Credit Agreement); creation and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to Collateral); use of proceeds of borrowings under the Incremental Facility on the Closing Date not violating the PATRIOT Act; Federal Reserve margin regulations and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”. To the extent any Specified Representations are qualified or subject to “material adverse effect”, the definition shall be “Material Adverse Effect” as defined in the Acquisition Agreement for the purposes of any representations and warranties made or to be made on, or as of, the Closing Date (or a date prior thereto). Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Incremental Facility, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Incremental Facility in a manner consistent with the Acquisition Agreement.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and the successors and permitted assigns of each of the foregoing (each an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature, joint or several, actually incurred or suffered by, any such Indemnified Person or to which it may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Incremental Facility, the Potential Amendments (if applicable) or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person promptly upon written demand (with reasonable supporting detail if you shall so request) for any reasonable and documented out-of-pocket legal fees and out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if reasonably necessary, by a single firm of local counsel in each appropriate material jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your written consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel (and local counsel) for such affected Indemnified Person) or other reasonable and documented out-of-pocket fees and out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors and permitted assigns of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors and permitted assigns of any of the foregoing) under this Commitment Letter, the Fee Letter or the Existing Credit Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of a Proceeding initiated by you or one of your permitted assignees against the relevant Indemnified Person, a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors, other representatives or permitted assigns of any of the foregoing under this Commitment Letter, the Fee Letter or the Existing Credit Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or the Administrative Agent in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, promptly upon written demand and presentation of a summary statement (with reasonable supporting detail if you shall so request), for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel to the Lead Arrangers identified in the Term Sheet and of a single firm of local counsel to the Lead Arrangers in each appropriate material jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Incremental Facility, the Potential Amendments (if applicable) and the preparation of this Commitment Letter, the Fee Letter, the Incremental Amendment and any security arrangements in connection therewith (collectively, the “Expenses”); provided that except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors and permitted assigns of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, Holdings, the Borrower, the Company, the Sponsors (or any of their respective affiliates), any subsidiaries of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Incremental Facility, the Potential Amendments (if applicable), and the use of proceeds thereunder), or with respect to any activities related to the Incremental Facility or the Potential Amendments (if applicable), including the preparation of this Commitment Letter, the Fee Letter and the Credit Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses incurred or paid by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any Proceeding; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Commitment Letter, except to the extent that you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such Proceeding, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest, or (iii) the Indemnified Person reasonably determines that there are actual conflicts of interest between you and the Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons except as expressly provided above.

Each Indemnified Person shall, in consultation with you, take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you or your affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party and its respective affiliates may be a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrower, the Company, any of your or their respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, Holdings, the Borrower, the Company, any of your or their respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective equity holders or your and its respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, equity holders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, (i) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with (and subject to the consummation of), the Acquisition, in each case to one or more of the Company and/or any other subsidiary of the Company and (ii) by you to the Ultimate Borrower and/or to any of its Subsidiaries already existing or established in connection with the Transactions, with all obligations and liabilities of you under the Commitment Letter and the Fee Letter being assumed by the Ultimate Borrower and/or such other entities upon the effectiveness of such assignment) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif” file ) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Facility and the Potential Amendments and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Facility and the Potential Amendments and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Incremental Facility is subject only to the conditions set forth in Exhibit C hereto and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not such Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Company Representations and whether as a result of any inaccuracy thereof you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement pursuant to Section 8.1(e) of the Acquisition Agreement (or otherwise decline to consummate the Acquisition pursuant to Section 7.2(a) of the Acquisition Agreement without any liability) and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, shall be governed by and construed and enforced in accordance with the internal laws (both substantive and procedural), and not the laws of conflicts, of the State of Delaware.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors, and to your and any of the Investors’ subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any syndication or other marketing materials in connection with the Incremental Facility (including any confidential information memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter (but not the Fee Letter) and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for the Borrower and the Incremental Facility, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Facility or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees and other economic terms of the market flex provisions set forth therein have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to the Company, and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer or proxy relating to the Transactions and (vii) you may disclose (x) the Fee Letter and the contents thereof to any prospective Additional Commitment Party or (y) the Fee Letter and the contents thereof to any prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, Holdings, the Borrower, the Investors, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, Holdings, the Borrower, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Parties’ affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender or (h) for purposes of establishing a “due diligence” defense. In the event that the Incremental Facility is funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Existing Credit Agreement upon the initial funding of Incremental Loans thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

The syndication, reimbursement (if applicable), compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Incremental Facility, shall automatically terminate and be superseded by the corresponding provisions of the Credit Documentation upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or all or a portion of the Initial Incremental Lenders’ respective commitments with respect to the Incremental Facility (or any portion thereof as selected by you) hereunder at any time subject to the provisions of the preceding sentence.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to each of us and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on the date that is five (5) business days after the date hereof (the “Acceptance Date”). The Initial Incremental Lenders’ respective commitments hereunder and the obligations and agreements of the Commitment Parties contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) after execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you (or your affiliates) in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (ii) 11:59 p.m., New York City time, on the date that is five business days after the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof), which shall automatically be extended to the extent the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof) is extended in accordance with the Acquisition Agreement as in effect on the date hereof or (iii) the consummation of the Acquisition without the funding of the Incremental Facility. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension; provided that the termination of any such commitment does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Charles Johnston
Name: Charles Johnston
Title: Authorized Signatory

[Signature Page to Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith

Name:	Charles D. Smith
Title:	Managing Director, Head of Leveraged Finance

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

HEARTS PARENT, LLC

By:	/s/ Rene Kern

Name: Rene Kern

Title:   President

[Signature Page to Commitment Letter]

EXHIBIT A

Project Hearts

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

Hearts Parents, LLC, a Delaware limited liability company (“you”), intends to acquire, directly or indirectly, all of the equity interests of the business previously identified to us by you as “Hearts” (collectively, the “Company”) from the equity holders of the Company other than the Sponsors. In connection with the foregoing, it is intended that:

a)	The proceeds from the Incremental Facility funded on the Closing Date shall be used to consummate the Acquisition (the “Acquisition Consideration”) and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, the “Transaction Costs” and together with the Acquisition Consideration, the “Acquisition Funds”).

b)	Pursuant to the Agreement and Plan of Merger, by and among, inter alios, you, Hearts Merger Sub, Inc. and the Company, dated as of February 15, 2024 (together with all exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented or waived, the “Acquisition Agreement”), you will acquire, directly or indirectly, all of the outstanding equity interests of the Company that are not owned directly or indirectly by the Sponsors (the “Acquisition”) and, subsequent to the Acquisition, merge with and into the Company (the “Merger”).

c)	The Borrower will obtain up to $250.0 million (plus, at the Borrower’s election, an amount sufficient to fund any upfront fees or OID required to be funded due to the exercise of the Market Flex Provisions in the Fee Letter) under the Incremental Facility (the “Incremental Facility”) on the Closing Date of the Acquisition.

d)	At your sole option, you will cause the Borrower to obtain the Potential Amendments to the Existing Credit Agreement on the Closing Date.

The Acquisition, the Merger, the other transactions described above, the transactions consummated in connection therewith and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Project Hearts

$250.0 million Incremental Term Loan Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto or the Existing Credit Agreement, as applicable.

Borrower:	(i) Prior to the funding of the Incremental Facility, Hearts Parent, LLC (the "Initial Borrower") and (ii) for the funding of the Incremental Facility and thereafter, subject to the Potential Amendments (if applicable), Genuine Financial Holdings LLC, a Delaware limited liability company (the “Ultimate Borrower” and each the “Borrower” as applicable).
Holdings:	Genuine Mid Holdings LLC, a Delaware limited liability company (“Holdings”).
Transaction:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent:	Bank of America, N.A. will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Incremental Facility.
Joint Bookrunners and Lead Arrangers:	Each of Goldman and RBCCM will act as a lead arranger and bookrunner (together with any Additional Commitment Party appointed pursuant to the Commitment Letter, the “Lead Arrangers,” each in such capacity, a “Lead Arranger”) with respect to the Incremental Facility and will perform the duties customarily associated with such roles.
Incremental Facility:	An incremental senior secured first lien term loan facility (the “Incremental Facility”) in U.S. Dollars in an aggregate principal amount of up to $250.0 million, plus, at the Borrower’s election, an amount sufficient to fund any upfront fees or OID required to be funded due to the exercise of the Market Flex Provisions in the Fee Letter. The loans under the Incremental Facility are referred to as the “Incremental Term Loans” and the Lenders thereunder are referred to as the “Incremental Term Loan Lenders” and, together with the Lenders under the Existing Credit Agreement, the “Lenders”).
Purpose/Use of Proceeds:	The proceeds of borrowings under the Incremental Facility will be used by the Borrower, on the date of the initial borrowing under the Incremental Facility (the “Closing Date”), together with the proceeds of any equity contribution (if applicable), Revolving Loans and cash on hand of the Borrower and the Company, solely to finance the Transactions and fund upfront fees or OID in respect of any of the Incremental Facility imposed due to the exercise of the “Market Flex Provisions” under the Fee Letter.
Availability:	The Incremental Facility will be available in U.S. Dollars in a single drawing on the Closing Date. Amounts borrowed under the Incremental Facility that are repaid or prepaid may not be reborrowed.

A-B-1

Interest Rates and Fees:	The same as those set forth in the Existing Credit Agreement.
Default Rate:	The same as set forth in the Existing Credit Agreement.
Final Maturity and Amortization:

The Incremental Facility will mature on the same date as the Initial Term Loans set forth in the Existing Credit Agreement (i.e. September 28, 2030).

The Incremental Facility will amortize on the same terms as the Term Loans set forth in the Existing Credit Agreement.

Guarantees:	All obligations of the Borrower under the Incremental Facility (the “Obligations”) will be unconditionally guaranteed by the Guarantors (as defined in the Existing Credit Agreement) to the extent required under the Existing Credit Agreement.
Security:	Subject the Limited Conditionality Provisions, the Obligations and the Guarantees in respect of the Obligations will be secured on a first priority basis by the Collateral (as defined in the Existing Credit Agreement) on a pari passu basis with the obligations under the Existing Credit Agreement.
Mandatory Prepayments:	The Incremental Term Loans shall be prepaid on the same terms and conditions as those set forth in the Existing Credit Agreement.
Incremental Amendment Credit Documentation:	Subject to the Limited Conditionality Provisions, the making of the Incremental Loans will be governed by the Borrower’s existing First Lien Credit Agreement, dated as of July 12, 2018, among Holdings, the Borrower, Bank of America, N.A., the lenders from time to time party thereto (the “Existing Lenders”) and the other parties thereto (as amended by that certain Amendment No. 1 to First Lien Credit Agreement, dated as of June 3, 2022 and that certain Second Amendment to First Lien Credit Agreement, dated as of September 28, 2023, the “Existing Credit Agreement”), as amended by an amendment to the Existing Credit Agreement to be dated as of the Closing Date, among Holdings, the Borrower, the Incremental Lenders and the Administrative Agent setting forth the terms of the Incremental Term Loans as required by Section 2.14 of the Existing Credit Agreement (the “Incremental Amendment”) and any other First Lien Loan Documents as may be required by Section 2.14 of the Existing Credit Agreement (such documentation, collectively, the “Credit Documentation”); provided that, if applicable, the Incremental Amendment shall also give effect to the Potential Amendments and be signed by the requisite Lenders under the Existing Credit Agreement with respect to the same.
Representations and Warranties:	Subject in all respects to the Limited Conditionality Provisions, the same as those set forth in the Existing Credit Agreement.
Affirmative Covenants:	The same as those set forth in the Existing Credit Agreement.
Negative Covenants:	The same as those set forth in the Existing Credit Agreement.

B-2

Financial Covenant:	None.
Events of Default:	The same as those set forth in the Existing Credit Agreement.
Voting:	On the same terms as those set forth in the Existing Credit Agreement.
Cost and Yield Protection:	On the same terms as those set forth in the Existing Credit Agreement.
Assignments and Participations:	On the same terms as those set forth in the Existing Credit Agreement.
Expenses and Indemnification:	On the same terms as those set forth in the Existing Credit Agreement.
EU/UK Bail-In Provisions:	On the same terms as those set forth in the Existing Credit Agreement.
Governing Law and Forum:	New York.
Counsel to the Lead Arrangers:	Latham & Watkins LLP.
B-3

ANNEX I TO EXHIBIT B

Project Hearts

Potential Amendments

Modify the Existing Credit Agreement in form reasonably satisfactory to the Lead Arrangers to:

1.           add Hearts Parent, LLC or a wholly-owned subsidiary thereof or a parent entity of Hearts Parent, LLC that wholly owns Hearts Parent, LLC as an additional borrower (the “Buyer Borrower”) that shall execute the Security Documents and grant security interests in its assets pursuant thereto and guarantee the Obligations of the other Loan Parties;

2.           permit the Buyer Borrower to borrow the Incremental Facility; and

3.           subject to the ultimate corporate structure after giving effect to the Transactions, provide that either (the selection of such choice to be at your option) (a) the Buyer Borrower shall be subject to the passive holding company covenant contained in Section 10.8 (and at the election of the Borrower, may be merged or otherwise consolidated with Holdings, the Borrower or a Restricted Subsidiary after the Closing Date) or (b) the “top-level borrower” for purposes of the Existing Credit Agreement shall be amended to be the Buyer Borrower and “Holdings” shall be amended to be the immediate parent of the Buyer Borrower.

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EXHIBIT C

Project Hearts
Summary of Additional Conditions

The availability and initial funding on the Closing Date of the Incremental Facility and the effectiveness of the Potential Amendments (if applicable and subject to obtaining the requisite consents therefor) shall be subject solely to the satisfaction or waiver by the Lead Arrangers of the following conditions:

1.          The Acquisition shall have been prior to or, substantially concurrently with the initial borrowing under the Incremental Facility shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you (or your affiliates) thereto that are materially adverse to the Initial Incremental Lenders in their capacities as such without the consent of the Lead Arrangers (in each case, not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any change to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed materially adverse to the Initial Incremental Lenders and (b) any modification, amendment or express waiver or consents by you (or your affiliates) that results in an increase or reduction in the purchase price shall be deemed to not be materially adverse to the Initial Incremental Lenders so long as (i) any increase in the purchase price shall not be funded with additional indebtedness other than amounts permitted to be drawn under the Revolving Facility and (ii) any reduction shall be allocated to reduce the Incremental Facility; provided that the Lead Arrangers shall be deemed to have consented to such amendment, waiver or consent unless they shall object thereto within three (3) days after notice of such proposed amendment, waiver or consent is delivered to the Lead Arrangers.

2.          No Company Material Adverse Effect (as defined in the Acquisition Agreement) will have occurred after the date of the Acquisition Agreement.

3.          All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Incremental Facility, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Incremental Facility).

4.          The Lead Arrangers shall have received the consolidated financial statements referred to in Section 3.10(a) of the Acquisition Agreement that have been filed with the Company SEC Reports (as defined in the Acquisition Agreement) prior to the date hereof. The Lead Arrangers hereby acknowledge receipt of the financial statements referred to in the preceding sentence. The Lead Arrangers shall have received (i) the audited financial statements required by Section 9.1(a) of the Existing Credit Agreement with respect to the fiscal year ended December 31, 2023 to the extent the Closing Date occurs more than 90 days after December 31, 2023 and (ii) the unaudited financial statements required by Section 9.1(b) of the Existing Credit Agreement with respect to any fiscal quarter ending after December 31, 2023 that ends at least 45 days prior to the Closing Date.

5.          The Administrative Agent and the applicable Lead Arrangers shall have received, at least three (3) Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors that is (i) (x) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and regulations pertaining to beneficial ownership of legal entity customers (such rules and regulations, the “KYC Rules”) and (y) (I) set forth on the list of KYC Requirements delivered to you on or prior to the date hereof or (II) in connection with the appointment of any Additional Commitment Party, delivered to you by such Additional Commitment Party on or prior to the date that such Additional Commitment Party becomes party hereto and (ii) all other documentation and other information about the Borrowers and the Guarantors that is (x) requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Lead Arrangers and (y) (i) required by regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after the date hereof, (ii) required as a result of the occurrence of any change in the Administrative Agent’s or any Lead Arranger’s, as applicable, circumstances, which change results in additional information being required under the KYC Rules or (iii) after the Administrative Agent’s or Lead Arranger’s review of any information delivered pursuant to this paragraph 6, reasonably determined to be required under the KYC Rules.

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6.          Subject in all respects to the Limited Conditionality Provision, (a) the Credit Documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and the Existing Credit Agreement) shall have been executed and delivered by the Borrower, (b) the delivery of a customary borrowing notice and (c) customary legal opinions, customary secretary certificates (certifying as to resolutions, organizational documents, incumbency and the accuracy in all material respects of the Specified Representations), organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Transactions and in the same form used in connection with the Existing Credit Agreement, certified by a senior authorized financial officer of the Borrower) shall have been delivered to the applicable Lead Arrangers.

7.          Subject to the Limited Conditionality Provision and the terms of the Existing Credit Agreement, the Company Representations and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly related to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date for the respective period, as the case may be); provided, that to the extent any of the Specified Representations are qualified by or subject to the “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

8.          The Closing Date shall not occur prior to the date that is 30 days after the date hereof.

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